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                                                                    EXHIBIT 12.1


                               APACHE CORPORATION
       STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)



                                                 SIX MONTHS ENDED
                                                       JUNE 30,
                                              ----------------------
                                                 2003        2002        2002        2001        2000        1999        1998
                                              ----------  ----------  ----------  ----------  ----------  ----------  ----------
EARNINGS
  Pretax income (loss) from continuing
    operations before preferred interests
    of subsidiaries.......................... $1,000,549  $  372,778  $  915,194  $1,206,863  $1,203,681  $  344,573  $ (187,563)
  Add: Fixed charges excluding capitalized
    interest and preferred interest
    requirements of consolidated
    subsidiaries.............................     61,785      65,041     128,730     134,484     116,190      90,398      78,728
                                              ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Adjusted Earnings.......................... $1,062,334  $  437,819  $1,043,924  $1,341,347  $1,319,871  $  434,971  $ (108,835)
                                              ==========  ==========  ==========  ==========  ==========  ==========  ==========

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
  Interest expense including capitalized
    interest................................. $   79,124  $   78,333  $  155,667  $  178,915  $  168,121  $  132,986  $  119,703
  Amortization of debt expense...............      1,067         800       1,859       2,460       2,726       4,854       4,496
    Interest component of lease rental
    expenditures (1).........................      5,444       6,372      11,895       9,858       7,343       5,789       3,808
  Preferred interest requirements of
    consolidated subsidiaries (2)............      8,404      10,525      19,581       8,608          --          --          --
                                              ----------  ----------  ----------  ----------  ----------  ----------  ----------

  Fixed charges..............................     94,039      96,030     189,002     199,841     178,190     143,629     128,007

  Preferred stock dividend
    requirements (3).........................      5,071      12,815      17,540      32,495      33,386      24,788       2,905
                                              ----------  ----------  ----------  ----------  ----------  ----------  ----------

  Combined Fixed Charges and Preferred
    Stock Dividends.......................... $   99,110  $  108,845  $  206,542  $  232,336  $  211,576  $  168,417  $  130,912
                                              ==========  ==========  ==========  ==========  ==========  ==========  ==========

Ratio of Earnings to Fixed Charges...........      11.30        4.56        5.52        6.71        7.41        3.03          --(4)
                                              ==========  ==========  ==========  ==========  ==========  ==========  ==========

Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock Dividends......      10.72        4.02        5.05        5.77        6.24        2.58          --(4)
                                              ==========  ==========  ==========  ==========  ==========  ==========  ==========


(1) Represents the portion of rental expense assumed to be attributable to interest factors of related rental obligations determined at interest rates appropriate for the period during which the rental obligations were incurred. Approximately 32 to 34 percent applies for all periods presented.

(2) The Company does not receive a tax benefit for a portion of its preferred interests of consolidated subsidiaries. As a result, these amounts represent the pre-tax earnings that would be required to cover preferred interests requirements of consolidated subsidiaries.

(3) The Company does not receive a tax benefit for its preferred stock dividends. As a result, this amount represents the pre-tax earnings that would be required to cover its preferred stock dividends.

(4) Earnings in 1998 were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $237 million and $240 million, respectively.